EXHIBIT 99.1
News Release
Contacts:	Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Successfully Completes Ashland Blast Furnace Hearth Reline and
Resumes Full Production

WEST CHESTER, OH, December 4, 2014 - AK Steel (NYSE: AKS) said today that the reline of the blast furnace hearth at its Ashland, Kentucky Works was successful and the blast furnace has returned to full production following an approximate four week, planned outage for maintenance work. The outage had been planned to occur in 2015 but was advanced to fully address operational issues that began earlier this year.
The company said that the Ashland blast furnace is now operating at its full capacity, which is significantly above pre-outage levels. In addition to the hearth reline, other routine maintenance work was also completed on the blast furnace.
“We are very pleased that the Ashland blast furnace is back on-line and operating well,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Completion of this outage helps position us to serve our customers’ needs for years to come.”
The previously announced, planned outage began in late October and was completed in 27 days, compared to the company’s initial estimate of 28 days.
AK Steel said that the outage included capital investments of approximately $19 million and approximately $31 million of costs associated with the planned outage itself and reduced production levels at Ashland Works in the period prior to the outage. As part of its fourth quarter of 2014 outlook, the company previously said it expected to make approximately $20 million in capital investments and incur approximately $30 million in costs.
The company noted that it had taken steps in advance of the outage to minimize the potential impact on its customers, including purchasing additional slabs and building inventory through increased production at other plants.
AK Steel also operates blast furnaces located at its plants in Middletown, Ohio and Dearborn, Michigan, as well as electric arc furnaces (EAFs) at its Butler, Pennsylvania and Mansfield, Ohio facilities.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal Resources, Inc. subsidiary. Additional information about AK Steel is available at www.aksteel.com.
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